EXHIBIT 99.1

Coast Distribution System Reports Increased Profits for Third Quarter 2007

Tuesday November 13, 7:46 am ET

MORGAN HILL, Calif., Nov. 13 /PRNewswire-FirstCall/ — The Coast Distribution System, Inc. (Amex: CRV—News) reported its operating results for the third quarter ended Sept. 30, 2007.

Coast, one of North America’s largest suppliers of aftermarket replacement parts, accessories and supplies for the recreational vehicle (RV), marine and outdoor recreation industries, reported net earnings of $834,000, or $0.18 per diluted share, on net sales of $43.2 million for the third quarter 2007, compared with net earnings of $705,000, or $0.15 per diluted share, on net sales of $44.3 million for the same period of 2006.

Coast reported net earnings of $1.7 million, or $0.38 per diluted share, on net sales of $137.6 million for the first nine months of 2007, compared with net earnings of $4.8 million, or $1.05 per diluted share, on net sales of $152.6 million for the nine-month period of 2006.

Net sales declined by 2.5 percent in the 2007 third quarter, as compared to net sales for the third quarter of 2006. However, this decline in net sales compares favorably to an 11.1 percent decline in shipments of new recreational vehicles during the eight-month period ended August 31, 2007, the latest data available from industry analysts, indicating Coast’s ability to substantially overcome adverse conditions in the RV markets. Marine industry analysts continue to report a double-digit decline in retail sales of boats.

“Increased gasoline prices and interest rates continue to cause difficulties for RV and boat retailers, which make up most of our customers,” said Coast Chairman and CEO Thomas R. McGuire. “Despite these challenges, we grew our margins in the quarter with increased sales of Coast’s proprietary and branded products, especially within our towing and outdoor furniture lines. Our third quarter results also reflected price increases on selected products, which we instituted based on our improved market position.”

As in past years, the Company expects a loss in the fourth quarter of 2007 due to the traditional, seasonal slowdown in the quarter, as customers typically wait until the first quarter to begin placing their orders for the upcoming buying season, which commences in the spring.

“Industry analysts are forecasting a 7.5 percent year-over-year decline in RV shipments for fiscal 2007, which seems reasonable given the challenges our customers are reporting,” said McGuire. “However, we are seeing a slight increase in sales and margins in October compared with last year, which we believe is an indication of our improved market position and of our success in selling our products to new customers and into new markets, though we remain wary of the challenges the RV and marine industries are facing.”

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North American’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV), pleasure boat and outdoor recreation markets. Coast supplies more than 14,000 products from 500 manufacturers through 17 distribution centers located in the U.S. and Canada. Most of Coast’s 12,000 customers consist of independently owned RV and marine dealers, supply stores and service centers. Coast is a publicly traded company on the American Stock Exchange under the ticker symbol CRV.

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Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and trends in our markets are “forward- looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release regarding our future financial performance are based on current information and, because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties include, among others: Loss of confidence among consumers regarding economic conditions, which could adversely affect their willingness to purchase and use their RVs and boats and which, in turn, would affect their purchases of the products we sell; increases in interest rates which affect the availability and affordability of financing for RVs and boats; increases in the costs and shortages in the supply of gasoline which increase the costs of using, and the willingness and ability of consumers to use, RVs and boats; and unusually severe or extended winter weather conditions, which can reduce the usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions; possible increases in price competition within our markets that could reduce our margins and, therefore, our earnings; our practice of obtaining a number of our products from single manufacturing sources, which could lead to shortages in the supply of products to us in the event any single source supplier were to encounter production or other problems; and possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers. Certain of these risks and uncertainties, as well as other risks, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission, and readers of this news release are urged to review the discussion of those risks and uncertainties that is contained in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligations to update forward-looking statements contained in this news release or in the above referenced 2006 Annual Report, whether as a result of new information, future events or otherwise.

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Contact:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com

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THE COAST DISTRIBUTION SYSTEM, INC.

Condensed Consolidated Statements of Earnings for the

Third Quarter and Nine Months Ended September 30, 2007 & 2006

(In thousands, except per share data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales	$43,173	$44,286	$137,638	$152,599
Cost of sales(1)	34,757	36,293	111,305	121,884

Gross profit	8,416	7,993	26,333	30,715
Selling, general and administrative expenses	6,582	6,227	21,809	21,322

Operating income	1,834	1,766	4,524	9,393
Other income (expense)
Interest	(485)	(419)	(1,723)	(1,340)
Other	(5)	(12)	(102)	(64)

	(490)	(431)	(1,825)	(1,404)

Earnings before taxes	1,344	1,335	2,699	7,989
Income tax expense	510	630	992	3,166

Net earnings	$834	$705	$1,707	$4,823

Basic earnings per share	$0.19	$0.16	$0.39	$1.09

Diluted earnings per share	$0.18	$0.15	$0.38	$1.05

(1)	Includes distribution costs, such as freight and warehouse costs.

Condensed Consolidated Balance Sheet

	At September 30,
	2007	2006
	(In Thousands)
ASSETS
Cash	$875	$844
Accounts receivable	14,786	14,214
Inventories	44,860	43,374
Other current assets	2,028	2,374

Total Current Assets	62,549	60,806
Property, Plant & Equipment	3,353	2,412
Other Assets	1,031	941

Total Assets	$66,933	$64,159

LIABILITIES AND STOCKHOLDERS EQUITY
Accounts payable	$5,610	$5,029
Other current liabilities	4,229	3,279

Total Current Liabilities	9,839	8,308
Long term debt	22,884	21,158
Stockholders Equity	34,210	34,693

Total Liabilities and Stockholders’ Equity	$66,933	$64,159

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